Exhibit 10.6

FINAL

Hotel: Houston (West) Residence Inn

PURCHASE CONTRACT

between

MIDWAY ELDRIDGE HOTEL PARTNERS, L.P.

(“SELLER”)

AND

APPLE SIX HOSPITALITY, INC.

(“BUYER”)

Dated: September 29, 2004

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EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	Existing Contracts and Licenses
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit H	Construction Warranty
Exhibit I	Excluded Assets
Exhibit J	Plans and Specifications
Exhibit K	Option Agreement

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PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of September 29, 2004, by and between MIDWAY ELDRIDGE HOTEL PARTNERS, L.P., a Texas limited partnership (“Seller”), with its principal office at 34 S. Wynden Drive, Third Floor, Houston, Texas 77056, and APPLE SIX HOSPITALITY, INC., a Virginia corporation (“Buyer”), with its principal office at 10 South Third Street, Richmond, Virginia 23219, or its assigns.

RECITALS

A. Seller has an option to purchase a fee simple interest in the parcel of land located at the southwest corner of Eldridge Road and Enclave Road in Houston, Texas, identified in Exhibit A attached hereto and incorporated herein by reference, and intends to construct on such land a 129-room hotel to be operated as a Residence Inn by Marriott.

B. Buyer is desirous of purchasing such land and the hotel to be constructed thereon from Seller upon completion of the hotel, and Seller is desirous of selling such land and hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Architect” shall mean the architect for the Hotel, Morris Architects.

“As-Built Survey” shall have the meaning set forth in Section 4.1.

“Brand” shall mean Residence Inn by Marriott, the hotel brand or franchise under which the Hotel will operate.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Texas.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Construction Warranty” shall have the meaning set forth in Section 8.8.

“Contractor” shall mean the contractor for the Hotel, Tellepsen Builders, L.P.

“Contracts, Plans and Specs” shall mean the Plans and Specifications and all other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Current Survey” shall have the meaning set forth in Section 4.1.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, and (ii) utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(b).

“Effective Date” shall mean the date this Contract is fully executed by the Seller and Buyer named above and an original of same (which may be in the form of counterparts) is deposited with and receipted by the Title Company.

“Effective Time” shall have the meaning set forth in Section 10.1.

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f).

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(c).

“Escrow Funds” shall have the meaning set forth in Section 8.14.

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Excluded Assets” shall mean the property described in Exhibit I.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel, (ii) leased by Seller pursuant to an FF&E Lease or (iii) constituting Excluded Assets) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and tables, chairs, and other restaurant and bar equipment. A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Force Majeure” shall mean (i) strikes, lockouts or labor disputes, (ii) the inability through no fault of Seller to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God and adverse weather conditions, (iv) enemy or hostile governmental action or acts of terrorism, (v) governmental restrictions such as embargoes, (vi) civil commotion, (vii) fire or other casualty or (viii) other conditions similar to those enumerated above that are beyond the reasonable control of Seller, but in each case excluding any such events or conditions that merely result in increased costs to Seller.

“Franchise Agreement” shall mean the franchise agreement for the Hotel, to be entered into between the Franchisor and Seller.

“Franchisor” shall mean Residence Inn by Marriott, Inc., a Delaware corporation.

“Hotel” shall mean the 129-room hotel to be constructed on the Land, including all Improvements and Personal Property associated therewith, to be known generally as the “Houston (West) Residence Inn by Marriott.”

“Hotel Contracts” shall have the meaning set forth in Section 10.2(c).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements now existing or to be constructed on the Land, and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.13(c)(ii).

“Legal Requirements” shall mean any and all statutes, laws, ordinances, zoning and other codes, rules, regulations and requirements of any governmental authority applicable to the Property or any of the parties to this Contract.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, and occupancy of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the occupancy of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.15.

“Management Agreement” shall mean the management agreement for the operation and management of the Hotel to be entered into by Buyer and the Manager.

“Manager” shall mean the management company to be selected by Buyer to operate and manage the Hotel.

“Option Agreement” shall mean the purchase option agreement between Seller and the current owner of the Land, pursuant to which Seller has been granted an exclusive option to purchase the Land, a copy of which agreement is attached hereto as Exhibit K.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Other Property” shall have the meaning set forth in Section 16.14.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“Plans and Specifications” shall have the meaning set forth in Section 8.3.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.14.

“Pre-Opening Accounts” shall have the meaning set forth in Section 8.7.

“Pre-Opening Costs” shall have the meaning set forth in Section 8.7.

“Pre-Opening Program” shall have the meaning set forth in Section 8.7.

“Property” shall mean, collectively, all of the following with respect to, or that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of, the Hotel: the Land, Improvements, Appurtenances, FF&E, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E, Leases, Contracts, Plans and Specs, Tradenames, the Franchise Agreement, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing; but excluding the Excluded Assets.

“Punch List Items” shall mean such items (i) as are reasonably necessary or appropriate to fully complete the construction, equipping and furnishing of the Hotel in accordance with this Contract and (ii) that, unless otherwise agreed by Buyer, (a) individually and in the aggregate do not and will not prohibit, cause a delay in or otherwise adversely affect, applicable Legal Requirements, the Management Agreement, the Franchise Agreement or otherwise, the opening of the Hotel for business to the public or the continued occupancy and operation of the Hotel as contemplated under the Brand and (b) may be corrected or completed, subject to delays caused by Force Majeure, within not more than sixty (60) days.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development and construction of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Franchisor, that are used in or relating to the Property, including the Land, the Improvements or the FF&E, but excluding information as to the costs incurred in the construction of the Hotel and the installation of FF&E, Seller’s partnership tax returns, financial information, business plans and projections prepared for internal partnership disclosure or informational purposes and partner’s K-1, provided that Seller shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.l(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.11.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.l(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Substantial Completion,” including variations thereof such as “Substantially Complete” and “Substantially Completed” shall mean: (i) the Architect and the Contractor have issued a certificate of substantial completion in form and substance reasonably satisfactory to Buyer certifying that the Hotel has been constructed substantially in accordance with the Plans and Specifications and the Legal Requirements, (ii) at least a temporary certificate of occupancy authorizing the opening of the Hotel for business to the public and for operation under the Brand has been issued by the local governing authority and is in full force and effect, (iii) all other Licenses necessary or appropriate for the occupancy of the Hotel and for the Hotel to open for business to the public have been issued by all applicable governmental and regulatory authorities, subject to Punch List Items, (iv) Seller has completed the installation of the FF&E, subject to Punch List Items; and (v) all contractors, subcontractors, suppliers, mechanics, materialmen and other persons or entities providing labor or materials for the construction and development of the Hotel shall have been paid (or adequate provision for payment of such persons or entities has been made to Buyer’s reasonable satisfaction), subject to Punch List Items.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage

(alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas. The Supplies shall specifically not be included in the FF&E, and Seller has no obligation to furnish or provide any Supplies to the Hotel or the Property.

“Third Party Consents” shall have the meaning set forth in Section 8.10.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Thirteen Million Six Hundred Thousand Dollars ($13,600,000.00) (the “Purchase Price”).

2.3 Allocation. Buyer and Seller shall attempt to agree on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post- Closing Agreement as contemplated by Section 8.14.

2.5 Earnest Money Deposit.

(a) Within two (2) Business Days following the full execution and delivery of this Contract, Buyer shall deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Earnest Money Deposit”) with the Title Company (“Escrow Agent”). If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Initial Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer.

(b) If Buyer has not elected to terminate this Contract on or before the expiration of the Review Period, Buyer, within two (2) Business Days after the expiration of the Review Period, shall deposit with the Escrow Agent the additional sum of Two Hundred Thousand Fifty and No/100 Dollars ($250,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Additional Earnest Money Deposit”), which sum shall be held by Escrow Agent, together with the Initial Earnest Money Deposit, as earnest money (such Additional Earnest Money Deposit and the Initial Earnest Money Deposit, together with all interest earned thereon, are collectively referred to as the “Earnest Money Deposit”). If Buyer fails to tender the Additional Earnest Money Deposit to the Escrow Agent upon the expiration of two (2) Business Days after the end of the Review Period and if Buyer has not otherwise terminated this Contract pursuant to the provisions of Section 3.1 below, Seller, at Seller’s option, may terminate this Contract if Seller so notifies Buyer and Buyer fails to provide the Additional Earnest Money Deposit within five (5) Business Days after receipt of such notice, and in such event this Contract shall terminate and the Initial Earnest Money Deposit promptly shall be paid by the Escrow Agent to Buyer, and except as otherwise provided herein, neither party shall have any further rights, duties or obligations.

(c) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes. Buyer’s Federal Tax Identification Number is 20-0620469. Seller’s Federal Tax Identification Number is 20-1283912.

ARTICLE I11

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is twenty-one (21) days after the Effective Date (the “Review Period”), to evaluate the legal, title, survey, construction documents, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, and to the extent same are in Seller’s possession, will deliver to Buyer (or make available at Seller’s principal office) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All real estate and personal property tax statements with respect to the Land and notices of appraised value for the Real Property for the current year (if available) and each of the two (2) calendar years prior to the current year;

(b) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts (except that Seller may redact any information in contracts for the construction of the Hotel or the purchase of FF&E regarding the costs thereof), payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Land or the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor; and

(c) All notices received from governmental authorities in connection with the Land for the current year and each of the two (2) calendar years prior to the current year and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Property and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Initial Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing advance (not less than 24 hours) notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). At Seller’s request and cost, Buyer shall provide to Seller copies of any such information and reports, subject to any confidentiality restrictions. Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the construction of the Hotel. Buyer agrees not to allow any liens to arise against the Property as a result of such inspections and studies. Buyer agrees to indemnify and forever hold Seller harmless from and against any and all claims, charges, repairs, actions, costs, attorneys fees, suits, damages, injuries, or other liabilities which arise, either directly or indirectly, from Buyer’s or its agents or employees’ entry onto the Property prior to Closing. The provisions of this Section 3.2 shall survive Closing or termination of this Contract.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Within two days after the Effective Date, Seller shall deliver to Buyer true, correct and complete copies of the most recent survey of the Land (“Current Survey”). Within ten (10) days after Substantial Completion, Seller shall provide, at its expense, a current as-built survey of the Real Property (“As-Built Survey”) prepared by a registered land surveyor which, shall be prepared in accordance with the Texas Surveyors Associations Standards and Specifications for a Category 1A, Condition II survey. The Survey shall be certified to Buyer, Escrow Agent, and any other third parties Buyer reasonably requests to include in the certification.

4.2 Title. Within two days after the Effective Date, Seller shall deliver to Buyer a copy of the existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Promptly thereafter, Buyer shall obtain a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica - Dallas National Division, 7557 Rambler Road, Suite 1200, Dallas, Texas 75231, Attention: David Long and AmeriPoint Title Company (formerly Lawyers Title Company), 34 S. Wynden Drive, Suite 340, Houston, Texas 77056, Attention: Lesley Mann (collectively, the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of TLTA owner’s policy available in the state in which the Land is located, with extended coverage if so elected by Buyer and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property.

4.3 Survey or Title Objections. If Buyer discovers any survey matter relating to the Current Survey or any title matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same within ten (10) Business Days after Buyer’s receipt of both the Current Survey and the Title Commitment, together with copies of all exceptions noted therein (the “Title Review Period). If Buyer fails to so object in writing to any such matter set forth in the Current Survey or Title Commitment, it shall be conclusively deemed that Buyer has approved same, except as otherwise provided in Section 9.1 (i). If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title or survey matter arises after the date of Buyer’s Title Commitment or Current Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing without any reduction in Purchase Price, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit. If Seller elects not to cure any such item objected to by Buyer, Buyer may elect, by giving Seller written notice of Buyer’s intent within five (5) Business Days after receipt of written notice from Seller specifying which of Buyer’s objections Seller has elected not to cure, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing without any reduction in the Purchase Price, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. If Buyer fails to timely deliver notice of Buyer’s election set forth in the immediately preceding sentence, Buyer shall be deemed to have elected to waive Buyer’s objection to such items. The items shown on the Title Commitment which are not objected to by Buyer as set forth above or those items objected to by Buyer but subsequently waived or deemed to be waived by Buyer (other than (i) exceptions and title defects arising after the Title Review Period, (ii) those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission and (iii) as provided in Section 9.1(j) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V

FRANCHISE AGREEMENT

5.1 Franchise Agreement. Seller has or will have entered into the Franchise Agreement with the Franchisor governing the use of the Brand for the Hotel prior to Closing. At the Closing, Seller shall assign its interest in the Franchise Agreement to Buyer, and Buyer shall assume Seller’s obligations thereunder arising or required to be performed on and after the Closing Date, subject to the consent of the Franchisor to such assignment and assumption and subject to such amendments thereto as may be required or otherwise agreed to by Buyer (including, without limitation, such amendments as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Notwithstanding the foregoing, at Buyer’s option, in lieu of Seller’s assigning to Buyer Seller’s interest in the Franchise Agreement, Buyer and the Franchisor may enter into a new franchise agreement, effective as of the Closing Date, replacing the existing Franchise Agreement and containing terms and conditions acceptable to Buyer. In such case, Seller and the Franchisor shall terminate the existing Franchise Agreement, as of the Closing Date, and Seller shall be solely responsible for all claims and liabilities arising thereunder. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain the Franchisor’s written consent to the assignment to Buyer of the Franchise Agreement (or to a new franchise agreement, as the case may be), together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel under the Brand. It shall be a condition to Closing for Buyer and Seller that the Franchisor provide the foregoing consent; provided, however, that Buyer shall not be entitled, as a condition to Closing, to require amendments to the Franchise Agreement (or to require a new franchise agreement) that differ in any material respect from the form of franchise agreement which Buyer and the Franchisor have negotiated previously as their standard form of franchise agreement (to the extent such standard form is applicable under the circumstances). Each of Seller and Buyer shall be responsible for paying one-half (1/2) of all costs related to the assignment and amendment of the Franchise Agreement (or to the termination of the Franchise Agreement and the execution of a new franchise agreement), including but not limited to, the payment of license, application, transfer and similar fees thereunder, provided that Seller shall pay all costs and fees of its attorneys and consultants and all costs associated with any releases or other provisions requested by or for the benefit of Seller, in each case, incurred in connection with such assignment and/or termination and execution of new agreement. Seller shall use commercially reasonable efforts to promptly provide all information reasonably required by the Franchisor in connection with each such assignment and amendment (or in connection with a new franchise agreement), and Seller and Buyer shall diligently pursue obtaining each the same.

ARTICLE VI

COMMISSIONS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited partnership duly formed, validly existing and in good standing in the State of Texas. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller nor any of its general partners is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. There are no, and as of the Closing there shall be no, leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Property, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases to which Seller becomes a party with the approval of Buyer or which Buyer may enter into before the Closing or set forth in Exhibit C. As of the Closing, any Service Contracts, Leases, Warranties and FF&E Leases to which Seller has become a party with the approval of Buyer shall be in full force and effect, and no default shall have occurred and be continuing thereunder and no circumstances shall exist which, with the giving of notice, the lapse of time or both, would constitute such a default. Seller has not granted any right or option to acquire the Property or any portion thereof to any party other than Buyer.

(e) Pending Claims. Seller has not received any written notice of: (i) any claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, the Franchisor or any Affiliate of any of them (collectively, “Seller Parties”) or related to the Property, (ii) any special assessments or extraordinary taxes except as set forth in the Title Commitment, and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Property or might become a lien on the Property (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, to Seller’s knowledge and except as disclosed in Exhibit E or in any “Phase One” environmental assessment report obtained by Buyer with respect to the Real Property during the Review Period, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, (ii) no portion of the Real Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials, other than standard amounts of cleaning supplies and chlorine for the swimming pool to be constructed on the Land, all of which shall be stored on the Property in strict accordance with applicable Environmental Requirements and shall not exceed limits permitted under applicable laws, including without limitation Environmental Requirements (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and never has been any mold, fungal or other microbial growth in or on the Real Property, or conditions within buildings, structures or mechanical equipment serving such buildings, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents . As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “ Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Loan Commitment. Seller has obtained a binding, written commitment from a bank to finance the construction of the Hotel in accordance with this Contract (the “Loan Commitment”), and Seller has sufficient funds of its own to pay for all acquisition and construction costs not covered by the Loan Commitment. Seller has furnished to Buyer a true, accurate and complete copy of the Loan Commitment, including all amendments thereto, and there are no other agreements, contracts or instruments executed in connection therewith or otherwise binding on the parties thereto relating to the Seller’s financing for the Land or the Hotel. The Loan Commitment is in full force and effect and constitutes a legal, valid and binding obligation of Seller and the lender identified therein, enforceable against Seller and such lender in accordance with its terms. Neither Seller nor, to Seller’s knowledge, the lender is in default thereunder, and Seller in good faith believes that all conditions to the closing under the Loan Commitment will be satisfied in a timely manner not later than sixty (60) days after the date of this Contract.

(h) Option Agreement. The Option Agreement is in full force and effect, and neither Seller nor the other party thereto is in default thereunder. Seller in good faith believes that all conditions to the closing under the Option Agreement have been or will be satisfied in a timely manner such that Seller will exercise the option provided therein and acquire good and indefeasible title to the Land without defect, free and clear of all exceptions, except the lien of real property taxes not yet due and payable and Permitted Encumbrances, not later than the date on which the Hotel is Substantially Complete.

(i) Title and Liens. At Closing Seller shall own good and indefeasible fee simple absolute title to the Real Property, subject only to the Permitted Exceptions and subject to Seller Liens to be released at Closing. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, at the Closing Seller also shall have good and indefeasible title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there shall be no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(j) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are available at the boundaries of the Land and Seller is entitled to connect the Hotel thereto, and upon connection to the Hotel and payment of all connection or “tap-on,” usage and similar fees to be paid by Seller, such utilities shall be sufficient and available to service the Hotel.

(k) Licenses. Permits and Approvals. To Seller’s knowledge, the Real Property complies with, and upon construction of the Hotel the Real Property shall comply with, all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is contemplated to be operated. Seller has received, or by the Closing shall have received, all Licenses required for the lawful occupancy of the Hotel for its intended purpose, and all such Licenses are or shall be in full force and effect as of the Closing and shall not require any third party approval for the transfer of the Property to Buyer, except as shall have been obtained by the Closing.

(l) (Intentionally Omitted).

(m) (Intentionally Omitted).

(n) (Intentionally Omitted).

(o) Management and Franchise Agreements. There are no management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, other than the Franchise Agreement.

7.2 Buyer’s representations, warranties and covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer is fully authorized to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(c) The execution of this Contract, the consummation of the transactions herein contemplated, and the performance and observance of the obligations of Buyer hereunder and under any and all other agreements and instruments herein mentioned to which Buyer is a party will not conflict with or result in the breach of any law or regulation, order, writ, injunction, or decree of any court or governmental instrumentality or of any agreement or instrument to which Buyer is now a party or to which it is subject, or constitute a default thereunder.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of six (6) months and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use commercially reasonable efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would or does cause Seller not to commence or complete construction of the Hotel as and when contemplated therein, cause Seller to default under any of its obligations under this Contract or cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Construction of Hotel.

(a) Seller shall obtain the prior approval of the Franchisor to the Architect and the Contractor. Subject to the terms and conditions of this Contract, Seller shall (i) construct the Hotel on the Land (a) in a good, workmanlike and diligent manner, (b) in accordance with development standards for comparable projects, (c) in compliance in all material respects with the Plans and Specifications and with all Legal Requirements and (d) in accordance with all requirements of the Franchise Agreement and (ii) cause the Hotel to be fully equipped with the FF&E such that the Hotel can be opened for business to the public and operated to full capacity under the Brand, subject only to the Supplies to be provided by the Manager, the Franchisor or Buyer. All expenses of constructing, equipping and furnishing the Hotel in accordance with this Contract shall be the sole responsibility of Seller, and Buyer shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events or circumstances affecting the cost of constructing, equipping or furnishing the Hotel.

8.3 Plans and Specifications. Seller represents and warrants to Buyer that (i) the plans and specifications that Seller has delivered to Buyer for its review before the date of this Contract, which are identified in Exhibit “J” attached hereto, are partially complete and Seller shall furnish to Buyer a true and complete copy of the plans and specifications for the construction of the Hotel upon finalization of such plans and specifications, and (ii) such plans and specifications have been or will be approved by the Franchisor prior to commencement of construction. It shall be a condition to Buyer’s obligations that Seller shall obtain the approval of the Franchisor and Buyer (which approval shall not be unreasonably withheld or delayed) with respect to the final plans and specifications and to all material changes to such plans and specifications after the date hereof. Such plans and specifications and all revisions thereto, as approved by the Franchisor and Buyer, shall constitute the “Plans and Specifications” for purposes of this Contract.

8.4 Commencement of Construction; Substantial Completion. Seller shall use commercially reasonable efforts to obtain, or cause the Contractor to obtain, a building permit and all other permits, licenses and approvals of governmental authorities required for the construction, equipping and furnishing of the Hotel in accordance with the Plans and Specifications and this Contract, and, if construction has not already commenced, shall cause the Contractor to commence construction of the Hotel not later than sixty (60) days after the date of this Contract. Thereafter, Seller shall diligently pursue construction of the Hotel in accordance with this Contract and shall cause the Contractor to Substantially Complete the Hotel no later than fourteen (14) months after the date of this Contract, subject only to delays caused by Force Majeure. Seller shall promptly notify Buyer of each event or condition of Force Majeure and the anticipated delay caused thereby.

8.5 Inspections. Buyer shall have the right to inspect the Property to monitor and observe the development and construction of the Hotel. All such inspections shall require reasonable prior notice to Seller and shall be conducted in a manner that will not interfere in any material respect with the development and construction of the Hotel. Buyer shall indemnify, defend and hold Seller harmless from and against any and all expenses, costs and liabilities (including but not limited to reasonable attorneys’ fees) for damage or injury to persons or property arising out of or relating to its entry onto the Land for any such inspections. This provision shall survive the Closing or earlier termination of this Contract.

8.6 Punch List. Upon notification from the Contractor that the Hotel is Substantially Completed and ready for inspection, Seller shall prepare a “punch list” with the assistance of the Architect and the Franchisor. Seller acknowledges that final acceptance of the work on the Hotel shall be made only with the approval of Buyer and the Franchisor. The costs of completing the Punch List Items that are not completed as of the date of Closing, as reasonably estimated by the Seller with the approval of Buyer, such approval not to be unreasonably withheld, plus fifty percent (50%) of such costs, shall be retained by the Title Company from the Purchase Price and shall be disbursed to Seller only upon Buyer’s reasonable determination that all of the Punch List Items have been satisfactorily completed. Seller shall correct or complete all Punch List Items, or cause the same to be corrected or completed, at Seller’s expense, with all diligence and in any event within sixty (60) days after Substantial Completion of the Hotel.

8.7 Pre-Opening Program. It is contemplated that certain activities must be undertaken prior to the Closing Date so that the Hotel can function in an orderly and businesslike manner at the Effective Time (“Pre-Opening Program”). Seller shall cooperate in good faith with the Pre-Opening Program and shall provide the Franchisor, the Manager and Buyer reasonable access to the Property at least six (6) months in advance of the Closing in order to conduct their activities related to the Pre-Opening Program; provided that the Pre-Opening

Program shall not be permitted to interfere with or delay the activities of Seller in completing the Hotel. Seller shall pay in a timely manner all costs associated with the Pre-Opening Program or otherwise related to the pre-opening operations of the Property up to but not including the Effective Time, including the cost of Supplies (at not less than a 2-par level) to be provided as required by the Franchisor and the Manager (even though not installed by Seller), employee training and other intangible pre-opening costs and Marriott Residence Inn system charges (the “Pre-Opening Costs”), to the extent the same are due and payable before the Closing Date. Seller shall also fund all working capital accounts, reserve accounts and other accounts required under the Franchise Agreement or the Management Agreement to be funded before the Closing Date, which accounts shall be transferred to Buyer at Closing (the “Pre-Opening Accounts”). Notwithstanding the foregoing, at the Closing, Seller shall receive a credit in an amount equal to (i) the amount, if any, by which the cost of the Supplies paid for by Seller exceeds $125,000, (ii) the other Pre-Opening Costs actually paid by Seller before the Closing Date, and (iii) all Pre-Opening Accounts funded by Seller before the Closing Date and transferred to Buyer, provided that (x) such Pre-Opening Accounts were required by the Franchisor or the Manager or otherwise approved by Buyer (which approval shall not be unreasonably withheld) and (y) Seller shall not receive a credit for any Pre-Opening Account to the extent the same is intended to cover Pre-Opening Costs for which Seller is otherwise receiving a credit at Closing.

8.8 Construction Warranty. At the Closing, Seller shall assign to Buyer all construction warranties with respect to the Hotel, which assignment shall be in form and substance reasonably satisfactory to Buyer, including a warranty by the Contractor, for the period ending not sooner than one (1) year after the date the Hotel is Substantially Completed, in the form of the warranty attached hereto as Exhibit H (the “Construction Warranty”).

8.9 Other Obligations of Seller Before Closing. From and after the date hereof through the Closing on the Property Seller shall perform and comply with all of the following:

(a) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Property which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become materially false;

(b) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Property through the date of Closing;

(d) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception or a mechanic’s and materialman’s lien which Seller may protest in good faith and acceptably bond around in a manner satisfactory to the Title Company) on, the Property or any portion thereof;

(e) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the construction, operation, use, occupancy or maintenance of the Property to expire, be canceled or otherwise terminated;

(f) Without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, not enter into any FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date; and

(g) Comply with all of its obligations under the Franchise Agreement and the Loan Commitment, use commercially reasonable efforts to satisfy all of the conditions thereunder and, without first obtaining the written approval of Buyer, not amend, terminate or supplement the Franchise Agreement or Loan Commitment or waive any of the provisions thereof.

8.10 Third Party Consents. Prior to the Closing Date, Seller shall, at Seller’s expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation all consents and approvals referred to on Exhibit D and (ii) use commercially reasonable efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as the “Third Party Consents”); provided, however, the consents required under Article V shall be handled as provided therein.

8.11 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing or termination of this Contract.

8.12 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.13 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller for obligations not assumed by Buyer as of Closing;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by or on behalf of Buyer of the Hotel or the ownership, use or operation of the Property after the Closing;

(iii) any claim made or asserted by an employee of Buyer arising out of Buyer’s decision to purchase the Property; and

(iv) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.13, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of the Indemnifying Party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.14 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, an amount equal to $150,000 (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one hundred twenty (120) days in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract.

8.15 Assignment of Option Agreement. Seller hereby irrevocably and unconditionally assigns to Buyer all of Seller’s right, title and interest into, to and under the Option Agreement, which assignment shall constitute an absolute and present assignment of Seller’s rights thereunder; provided, however, that (i) Buyer agrees that it shall not exercise the option provided in the Option Agreement to purchase the Property unless and until a default by Seller has occurred under this Contract and is continuing and (ii) if Buyer elects to exercise such option and closes on the purchase of the Property pursuant to the Option Agreement, Buyer shall pay to the option or the purchase price for the Property provided in the Option Agreement (the “Option Price”) and shall pay to Seller the excess, if any, of the Purchase Price over the Option Price, subject to any adjustments provided in this Contract. Seller shall not amend, supplement, further assign or terminate the Option Agreement and shall take all necessary action to keep the same in full force and effect until the Closing under this Contract. Any exercise by Buyer of the option provided in the Option Agreement shall not modify or otherwise affect any of the terms and conditions of this Contract or any of Buyer’s rights or Seller’s obligations hereunder.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(e) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(f) The Hotel shall be Substantially Completed.

(g) Seller’s interest in the Franchise Agreement shall have been assigned to Buyer with the consent of the Franchisor (or Buyer and the Franchisor shall have entered into a new Franchise Agreement), and the Franchise Agreement as so assigned (or the new franchise agreement) shall be in full force and effect.

(h) Seller shall have obtained the As-Built Survey, and such As-Built Survey shall not disclose any encroachments, boundary line discrepancies or other survey matters that, in Buyer’s reasonable judgment, would materially and adversely affect the use, operation or value of the Property.

(i) Title Company shall be in a position to issue the Title Policy pursuant to the Title Commitment, insuring Buyer’s fee simple ownership in the Real Property (i) with an effective date as of the Closing Date, (ii) with no exceptions for filed or unfiled mechanics’ and materialmen’s liens, (iii) with no exceptions for encroachments or other matters of survey unless approved by Buyer and (iv) with no other exceptions to title other than the Permitted Exceptions.

(j) The Hotel is fully furnished, fitted and equipped and ready to open for business to the public and to operate under the Brand in accordance with the Franchisor’s and the Manager’s requirements (including specifically with Supplies at not less than a 2-Par level), and the Franchisor and the Manager shall have authorized the opening of the Hotel for business to the public.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option, subject to the provisions of Article XIV, to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on the date on which the Hotel is authorized by the Franchisor and the Manager to open for business to the public, or as soon as practical thereafter, but in no event later than thirty (30) days after Substantial Completion of the Hotel, provided that all conditions to Closing by Buyer hereunder have been satisfied. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller. Regardless of the Closing Date, the Closing shall be effective as of 12:01 a.m. on the date on which the Hotel is authorized by the Franchisor and the Manager to open for business to the public (the “Effective Time”).

10.2 Seller’s Deliveries. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing).

(a) Deed. A Special Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property.

(c) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel, including Seller’s construction contract with the Contractor.

(d) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(e) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company.

(f) Possession. Possession of the Property.

(g) Authority Documents. Certified copy of resolutions of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of existence of Seller from the State in which the Property is located.

(h) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(i) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(j) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Property contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12 and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for its share of costs related to the assignment and amendment of the Franchise Agreement or the termination of the Franchise Agreement and the execution of a new franchise agreement as provided in Article V. Seller shall also be responsible for all costs, fees and basic premium for the Title Policy and the As-Built Survey and for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property. Seller shall also be responsible for all Pre-Opening Costs to the extent provided in Section 8.7.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, the per page recording charges for the Deed (if applicable), the premium for the so-called “extended coverage” or “survey deletion” to the Title Policy, and the premium for any endorsements to the Title Policy requested by Buyer. Buyer shall be responsible for its share of costs related to the assignment and amendment of the Franchise Agreement or the termination of the Franchise Agreement and the execution of a new franchise agreement as provided in Article V and all costs associated with the execution of a Management Agreement. Buyer shall also be responsible for paying Pre-Opening Costs to the extent provided in Section 8.7 and the costs incurred after the Effective Time as provided in Section 12.1(e).

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties of income and expenses related to the Property shall be made as of the Effective Time, as set forth below. All of such adjustments and allocations shall be made in cash at Closing. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Effective Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Effective Time for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Effective Time shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Accounts. All Pre-Opening Accounts shall become the property of Buyer. Seller shall receive a credit at the Closing for all Pre-Opening Accounts for which Seller is entitled to a credit at Closing under Section 8.7, petty cash, cash in cash registers and cash in vending machines but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits held by or on behalf of the Franchisor with respect to the Hotel.

(d) Advance Deposits, etc. All income generated by the Hotel, including receipts from guest room or suite rentals, all prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or services, whether attributable to the period before the Effective Time or to the period after the Effective Time, shall be credited to Buyer.

(e) Other Costs. All other costs attributable to the period before the Effective Time, including the cost of property and liability insurance, and the Pre-Opening Costs (to the extent provided in Section 8.7) shall be allocated to Seller, and all costs attributable to the period after the Effective Time and the Pre-Opening Costs (to the extent provided in Section 8.7) shall be allocated to Buyer.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within sixty (60) days after the Closing Date or, in the case of real estate taxes and assessments for the year of Closing, as soon as practicable after the final tax bills have been received. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

ARTICLE XI11

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage and without a reduction in Purchase Price. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If (i) Buyer defaults under this Contract after the Review Period, and such default continues uncured for ten (10) days following written notice from Seller, (ii) all conditions to Buyer’s obligation to purchase the Property pursuant to this Contract have been satisfied or waived and (iii) as a direct result of such default, the Closing does not occur, then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event (x) the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller and (y) Buyer shall, within ten (10) days of demand by Seller therefor, pay to Seller the additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00). The termination of this Contract and the payment of the Earnest Money Deposit and such additional sum of $2,500,000 shall be Seller’s sole and exclusive remedy hereunder, and as liquidated damages, for Buyer’s default or failure to close, the parties hereto acknowledging and agreeing that it is difficult or impossible to estimate accurately the damages that might be suffered by Seller upon Buyer’s default, and that the amount of such Earnest Money Deposit and additional sum of $2,500,000 is a reasonable pre-estimate of the probable amount of such Seller’s damages, and Seller agrees to accept the Earnest Money Deposit and additional sum of $2,500,000 as its total damages and relief and as its sole remedy, at law or in equity, for Buyer’s default hereunder, and both Buyer and Seller shall thereupon be released from all obligations hereunder, except as otherwise set forth herein.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages, specific performance, to purchase the Property pursuant to the Option Agreement and all other rights and remedies available at law or in equity.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Six Hospitality, Inc.
10 South Third Street
Richmond, Virginia 23219
Attention: Sam Reynolds
Fax No.: 804-344-8129

with a copy to:	McGuireWoods LLP
One James Center
Richmond, Virginia 23219
Attention: Charles L. Menges, Esq.
Fax No.: (804) 698-2119

If to Seller:	Midway Eldridge Hotel Partners, L.P.
34 S. Wynden Dr., Third FloorHouston, TX 77056
Attention: Jonathan Brinsden
Fax No.: (713) 629-5235

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract. If the final day of any period of time set forth in any provision of this Contract falls upon a non-Business Day, then in such event, the time of such period shall be extended to the next Business Day.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of Texas (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel, consultants, agents, engineers, contractors, lender and lender’s consultants, the Franchisor, the Manager and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

16.14 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Seller, Seller or any of its Affiliates proposes to list for sale any hotel property or properties owned, acquired, constructed or developed by Seller or its Affiliates and located within a ten (10)-mile radius of the Hotel (any such other hotel property being referred to as an “Other Property”), Seller shall promptly deliver to Buyer written notice thereof and Buyer shall have the right to see and participate in the offering and/or otherwise make an offer to purchase any such Other Property.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

MIDWAY ELDRIDGE HOTEL PARTNERS, L.P., a Texas limited partnership

By: MIDWAY ELDRIDGE, INC., a Texas corporation, its General Partner

By:	/s/ E.R. Sanford, II
Name:	E.R. Sanford, II
Title:	Executive Vice President of General Partner

BUYER:

APPLE SIX HOSPITALITY, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	Vice President

EXHIBIT A

LEGAL DESCRIPTION

2.4090 ACRES

UNRESTRICTED RESERVE “A”

PARKWAY PLAZA, SEC. 4

COMMERCIAL RESERVE

HARRIS COUNTY, TEXAS

BEING a 2.4090 acre tract of land out of Block 1, Unrestricted Reserve “A” of Parkway Plaza, Sec. 4, Commercial Reserve according to the map or plat thereof recorded in Film Code No. 536292 of the Map Records of Harris County, Texas and being out of a called 3.5000 acre tract conveyed to Midway Eldridge Partners, L.P. and recorded in Clerk’s File No. X241383 of the Official Public Records of Real Property of Harris County, Texas, said 2.4090 acre tract being more particularly described as follows:

COMMENCING at a found 5/8 inch iron rod, along the northwesterly right-of-way line of Eldridge Parkway (a.k.a. Eldridge Road) (100 foot right-of-way), said point being the south corner of said Block 1, Unrestricted Reserve “A” of Parkway Plaza, Sec. 4, Commercial Reserve and said called 3.5000 acre tract and being an interior corner of Block 1, Unrestricted Reserve “C” of Parkway Villages Reserves according to the map or plat thereof recorded in Film Code No. 404044 of the Map Records of Harris County, Texas;

THENCE in a northeasterly direction, along the northwesterly line of said Eldridge Parkway and a curve to the right, having a radius of 2050.00 feet, a central angle of 14 degrees 35 minutes 41 seconds, an arc length of 522.19 feet and a chord bearing North 19 degrees 55 minutes 31 seconds East – 520.78 feet to a set 5/8 inch capped iron rod for the POINT OF BEGINNING;

THENCE North 58 degrees 24 minutes 53 seconds West, a distance of 208.98 feet to a set 5/8 inch capped iron rod for corner, said point being in the east line of Block 1, Parkway Village, Section 11 according to the map or plat thereof recorded in Film Code No. 445069 of the Map Records of Harris County, Texas;

THENCE North 00 degrees 03 minutes 08 seconds West, along the common line of said Parkway Plaza, Sec. 4, Commercial Reserve and said Parkway Village, Section 11, a distance of 109.91 to a found 5/8 inch capped iron rod for angle point;

THENCE North 00 degrees 06 minutes 54 seconds West, continuing along the common line of said Parkway Plaza, Sec. 4, Commercial Reserve and said Parkway Village, Section 11, at 141.77 feet pass the southeast corner of Park on Enclave according to the map or plat thereof recorded in Film Code No. 406107 of the Map Records of Harris County, Texas, in all a total distance of 289.45 feet to a set 5/8 inch capped iron rod, said point being the northwest corner of said called 3.5000 acre tract;

Purchase Contract

Exhibit A – Legal Description

THENCE South 58 degrees 24 minutes 53 seconds East, a distance of 412.79 feet to a set 5/8 inch capped iron rod in the northwesterly line of said Eldridge Parkway for the northeast corner of said called 3.5000 acre tract;

THENCE South 31 degrees 35 minutes 07 seconds West, along the northwesterly line of said Eldridge Parkway, a distance of 183.90 feet to a found 5/8 inch capped iron rod for a point of curvature;

THENCE in a southwesterly direction, continuing along the northwesterly line of said Eldridge Parkway, and along a curve to the left, having a radius of 2050.00 feet, a central angle of 04 degrees 21 minutes 46 seconds, an arc length of 156.10 feet and a chord bearing South 29 degrees 24 minutes 14 seconds West – 156.06 feet to the POINT OF BEGINNING and containing 2.4090 acres of land.

BEARING ORIENTATION IS BASED PLAT OF PARKWAY PLAZA, SEC. 4, COMMERCIAL RESERVE RECORDED IN FILM CODE NO. 536292 OF THE MAP RECORDS OF HARRIS COUNTY.

EDMINSTER, HINSHAW, RUSS & ASSOCIATES, INC.

Charles A. Pape
Registered Professional Land Surveyor Texas Registration No. 2042 10555 Westoffice Drive Houston, Texas 77042 713-977-2575

Date:	July 6, 2004
Job No:	031-525-06
File Name:	R:\2003\031-525-06\Legal Description\2.4090 AC.doc
Dwg. No:	2620-E

Purchase Contract

Exhibit A – Legal Description

EXHIBIT B

LIST OF FF&E

The list of FF&E will be provided by Seller before the Closing and is subject to Buyer’s approval.

Purchase Contract

Exhibit B – List of FF&E

EXHIBIT C

EXISTING CONTRACTS AND LICENSES

None.

Purchase Contract

Exhibit C – Existing Contracts and Licenses

EXHIBIT D

CONSENTS AND APPROVALS

None.

Purchase Contract

Exhibit D – Consents and Approvals

EXHIBIT E

ENVIRONMENTAL REPORTS

Environmental Site Assessment dated November, 2003 prepared by Associated Environmental Consultants, Inc., entitled “Phase I of Two (2) Undeveloped and Vacant Commercial Properties (7.06 and 3.50 Acre Tracts of Land) Located On The Southwest Corner Of Enclave Parkway and South Eldridge Parkway, Houston, Harris County, Texas 77077.”

Purchase Contract

Exhibit E – Environmental Reports

EXHIBIT F

CLAIMS OR LITIGATION PENDING

None.

Purchase Contract

Exhibit F – Claims and Litigation Pending

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of                     , 2004 by and among MIDWAY ELDRIDGE HOTEL PARTNERS, L.P., a Texas limited partnership (“Seller”), APPLE SIX HOSPITALITY, INC. or its assigns (“Buyer”), and LANDAMERICA DALLAS NATIONAL DIVISION (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated                     ,2004 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit (as defined in the Contract); and

WHEREAS, the Earnest Money Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Earnest Money Deposit. Escrow Agent shall invest the Earnest Money Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Earnest Money Deposit, Escrow Agent shall keep the Earnest Money Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Earnest Money Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Earnest Money Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Earnest Money Deposit or applicable portion thereof and shall direct Escrow Agent to return the Earnest Money Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Earnest Money Deposit or applicable

Purchase Contract

Exhibit G – Escrow Agreement

portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Earnest Money Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Earnest Money Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Earnest Money Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the

Purchase Contract

Exhibit G – Escrow Agreement

same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Earnest Money Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Earnest Money Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Earnest Money Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Earnest Money Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Earnest Money Deposit, Escrow Agent may deposit the Earnest Money Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Six Hospitality, Inc.
10 South Third Street
Richmond, Virginia 23219
Attention: Sam Reynolds
Fax No.: 804-344-8129

with a copy to:	McGuireWoods LLP
One James Center

Purchase Contract

Exhibit G – Escrow Agreement

Richmond, Virginia 23219
Attention: Charles L. Menges Esq.
Fax No.: (804) 698-2119

If to Seller:	Midway Eldridge Hotel Partners, L.P.
34 S. Wynden Dr., Third FloorHouston, TX 77056
Attention: Jonathan Brinsden
Fax No.: (713) 629-5235

If to Escrow Agent:	LandAmerica - Dallas National Division
7557 Rambler Road, Suite 1200
Dallas, Texas 75231
Attn: David Long
Fax No.: (214) 346-7131 or (877) 556-8112

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

7. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

8. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

[Signature on Next Page]

Purchase Contract

Exhibit G – Escrow Agreement

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

MIDWAY ELDRIDGE HOTEL PARTNERS, L.P., a Texas limited partnership

By:	Midway Eldridge, Inc., a Texas corporation,
its sole general partner

By:
Name:
Title:

BUYER:

APPLE SIX HOSPITALITY, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:
Title:

ESCROW AGENT:

LANDAMERICA - DALLAS NATIONAL DIVISION

By:
Name:
Title:

Purchase Contract

Exhibit G – Escrow Agreement

EXHIBIT H

CONSTRUCTION WARRANTY

The Contractor hereby warrants to Seller and Buyer, for a period of one (1) year after the respective date of Substantial Completion of the Hotel, (i) the proper operation of mechanical, electrical, and other devices or other equipment included in the Hotel; and (ii) that all work, including services and materials, will be of good quality and free from faults and defects, and shall be in conformance with the contract documents for construction of the Hotel. These warranties are in addition to and cumulative of all other rights and warranties in favor of Seller and Buyer. If, within one (1) year after the date of Substantial Completion of the Hotel or, within the warranty period for other warranties established in a written agreement between the Seller and the Contractor, or by terms of an applicable special warranty required by the contract documents for the construction of the Hotel, any such warranty if found to be in breach, the Contractor shall correct it promptly after receipt of a written notice from the Seller or Buyer to do so unless the Buyer and Seller have previously given the Contractor a written acceptance of such condition. The Contractor shall bear costs of correcting such breaches, including additional testing and inspections.

Purchase Contract

Exhibit H – Construction Warranty

EXHIBIT I

EXCLUDED ASSETS

None.

Purchase Contract

Exhibit I – Excluded Assets

EXHIBIT J

PLANS AND SPECIFICATIONS

A0.00	COVER
ARCHITECTURAL

A0.01	DRAWINGS INDEX, PROJECT INFORMATION, SYMBOLS & LEGEND

A0.11	ARCHITECTURAL SITE PLAN

A1.11	ARCHITECTURAL FLOOR PLAN - LEVEL 1
A1.12	ARCHITECTURAL FLOOR PLAN- LEVEL 2
A1.13	ARCHITECTURAL FLOOR PLAN- LEVEL 3-5
A1.14	ARCHITECTURAL FLOOR PLAN- LEVEL 6
A1.15	ARCHITECTURAL ROOF PLAN

A1.21	REFLECTED CEILING PLAN - LEVEL 1
A1.22	REFLECTED CEILING PLAN - TYPICAL LEVEL

A1.51	LEVEL 1 ENLARGED FLOOR PLANS

A2.01	EXTERIOR ELEVATIONS
A2.02	EXTERIOR ELEVATIONS
A2.03	EXTERIOR ELEVATIONS

A3.01	BUILDING SECTIONS
A3.02	BUILDING SECTIONS

A4.01	WALL SECTIONS AND ENLARGED ELEVATIONS

A6.05	PARTITION TYPES
A6.06	PARTITION DETAILS

A7.01	GUESTROOMS ENLARGED PLANS AND RCP
A7.02	GUESTROOMS ENLARGED PLANS AND RCP
A7.03	GUESTROOMS ENLARGED PLANS AND RCP
A7.04	GUESTROOMS ENLARGED PLANS AND RCP
A7.05	GUESTROOMS ENLARGED PLANS AND RCP
A7.06	GUESTROOMS ENLARGED PLANS AND RCP
A7.07	GUESTROOMS ENLARGED PLANS AND RCP
A7.08	GUESTROOMS ENLARGED PLANS AND RCP
A7.09	GUESTROOMS ENLARGED PLANS AND RCP
A7.10	GUESTROOMS ENLARGED PLANS AND RCP
A7.11	GUESTROOMS ENLARGED PLANS AND RCP

A8.11	GUESTROOM INTERIOR ELEVATIONS
A8.12	GUESTROOM INTERIOR ELEVATIONS

A10.02	STAIR SECTIONS AND DETAILS

Purchase Contract

Exhibit J – Plans and Specifications

A11.01	ELEVATOR SECTIONS, PLANS AND DETAILS

STRUCTURAL

S1 .00	GENERAL NOTES

S2.00	FOUNDATION PLAN
S2.01	LOW ROOF FRAMING AND 2ND FLOOR FRAMING PLAN
S2.02	3RD THROUGH 6TH FLOOR FRAMING PLAN AND 2ND FLOOR TROUGH ROOF POST TENSIONING PLAN
S2.03	2ND THROUGH ROOF MILD REINFORCEMENT PLACING PLAN
S2.04	ROOF FRAMING PLAN

S3.00	STANDARD FOUNDATION CONCRETE DETAILS
S3.01	FOUNDATION DETAILS
S3.02	FOUNDATION DETAILS

S4.01	TYPICAL STEEL FRAMING DETAILS
S4.02	FRAMING DETAILS
S4.03	FRAMING DETAILS
S4.04	BRACE ELEVATIONS AND DETAILS

S5.01	TYPICAL POST-TENSIONED REINFORCEMENT DETAILS
S5.02	TYPICAL POST-TENSIONED REINFORCEMENT DETAILS
S5.03	CONCRETE COLUMN DETAILS AND NOTES

S6.01	CONCRETE COLUMN SCHEDULE

MECHANICAL

MEP1.00	MEP SITE PLAN

M2.00	MECHANICALI/PLUMBING SYMBOL LEGEND SHEET
M2.01	MECHANICAL FLOOR PLAN LEVEL 1
M2.02	MECHANICAL FLOOR PLAN LEVEL 2
M2.03	MECHANICAL FLOOR PLAN LEVEL 3-5
M2.06	MECHANICAL FLOOR PLAN LEVEL 6
M2.07	MECHANICAL ROOF PLAN

M3.01	MECHANICAL EXHAUST RISERS

ELECTRICAL

E2.00	ELECTRICAL SYMBOL LEGEND

EL2.01	LIGHTING FLOOR PLAN LEVEL 1
EP2.01	POWER FLOOR PLAN LEVEL 1
EL2.02	LIGHTING FLOOR PLAN LEVEL 2
EP2.02	POWER FLOOR PLAN LEVEL 2
EL2.03	LIGHTING FLOOR PLAN LEVEL 3-5
EP2.03	POWER FLOOR PLAN LEVEL 3-5
EL2.06	LIGHTING FLOOR PLAN LEVEL 6

Purchase Contract

Exhibit J – Plans and Specifications

EP2.06	POWER FLOOR PLAN LEVEL 6
E2.07	ELECTRICAL ROOF PLAN

E4.1	ELECTRICAL DETAILS
E4.2	ELECTRICAL DETAILS

PLUMBING

P2.00	PLUMBING FLOOR PLAN UNDERGROUND
P2.01	PLUMBING FLOOR PLAN LEVEL 1
P2.02	PLUMBING FLOOR PLAN LEVEL 2
P2.03	PLUMBING FLOOR PLAN LEVEL 3-5
P2.06	PLUMBING FLOOR PLAN LEVEL 6
P2.07	PLUMBING ROOF PLAN

P3.02	PLUMBING DETAILS

A0.00	COVER SHEET
A0.01	DRAWINGS INDEX, PROJECT INFORMATION
SURVEY	SITE SURVEY

CIVIL

C1 .1	GRADING AND DRAINAGE PLAN
C2	UNDERGROUND UTILITIES AND STORM WATER QUALITY PLAN
C3	PAVING AND JOINT LAYOUT PLAN
C4	STORM WATER POLLUTION PREVENTION PLAN
C5	NOTES AND DETAILS
C6	NOTES AND DETAILS
C7	NOTES AND DETAILS

LANDSCAPE

L1	TREE AND SHRUB LANDSCAPE ORDINANCE PLAN

ARCHITECTURAL

A0.11	ARCHITECTURAL SITE PLAN

A1 . 11	ARCHITECTURAL FLOOR PLAN LEVEL 1

STRUCTURAL

S1.00	GENERAL NOTES
S2.00	FOUNDATION PLAN
S3.00	STANDARD FOUNDATION CONCRETE DETAILS
S3.01	FOUNDATION DETAILS
S3.02	FOUNDATION DETAILS

Purchase Contract

Exhibit J – Plans and Specifications

MECHANICAL

MEP1.00	MEP SITE PLAN

ELECTRICAL

E3.02	ELECTRICAL DETAILS

PLUMBING

P2.00	PLUMBING FLOOR PLAN UNDERGROUND

P3.02	PLUMBING DETAILS

P4.00	PLUMBING RISER DIAGRAM UNDERGROUND

Purchase Contract

Exhibit J – Plans and Specifications

EXHIBIT K

OPTION AGREEMENT

PURCHASE OPTION AGREEMENT BETWEEN

MIDWAY ELDRIDGE PARTNERS, L.P., AS OPTIONOR,

AND MIDWAY ELDRIDGE HOTEL PARTNERS, L.P., AS OPTIONEE

Midway Eldridge Partners, L.P. (“Optionor”) and Midway Eldridge Hotel Partners, L.P. (“Optionee”) agree that Optionee shall have the exclusive right and option (herein called the “Option”) to purchase the real property described on Exhibit “A”, less any portion of such real property then taken by condemnation or eminent domain or any conveyance in lieu thereof (“Property”) from Optionor, its heirs, legal representatives and assigns, at the price and upon the terms and conditions hereinafter stated.

ARTICLE I

THE OPTION

1.1 As independent consideration for the Option granted hereby, Optionee has this date delivered to Optionor the sum of One Hundred and No/100 Dollars ($100.00) (the “Option Premium”), the receipt of which is hereby acknowledged.

1.2 The option hereby granted to Optionee may be exercised at any time during the term of the Ground Lease and Option Agreement of even date herewith between Optionor and Optionee (the “Option Period”) by Optionee’s giving written notice to Optionor of its election to exercise the option.

1.3 If Optionee shall exercise the Option during the Option Period in accordance with the requirements hereof, Optionor shall be obligated to sell and convey the Property to Optionee, and Optionee shall be obligated to purchase the Property from Optionor, all in accordance with the terms and conditions hereinafter set forth in this Exhibit “D” and within the period of time provided for in Section 2.3 hereof. The date during the Option Period upon which Optionor receives notice of Optionee’s exercise of the option in accordance with the terms and conditions hereof shall be called the “Option Date”.

ARTICLE II

THE SALE

2.1 If Optionee exercises the option during the Option Period, the terms and conditions of this Article II hereof shall govern the closing of the sale and purchase of the Property then contemplated hereby.

2.2 The total purchase price (the “Purchase Price”) to be paid by Optionee to Optionor for the Property shall be the sum of                                  which Purchase Price shall be paid in cash at the Closing of the sale contemplated herein.

Purchase Contract

Exhibit K – Option Agreement

2.3 Intentionally deleted.

2.4 The sale contemplated herein shall be closed (the “Closing”) on the first Monday following the expiration of sixty (60) days after the Option Date (the “Closing Date”) in the offices of Ameripoint Title Company in Houston, Texas or an acceptable successor (the “Title Company”).

2.5 Optionor shall obtain and deliver to Optionee, at Optionee’s sole cost and expense, on or before twenty (20) days after the Option Date (i) a commitment for title insurance (the “Title Commitment”) from a title insurance company (the “Title Insurer”) on the current form then prescribed by the Texas Land Title Association (“TLTA”) covering the Property and pursuant to which the Title Insurer agrees to issue to Optionee at Closing an owner policy of title insurance (the “Title Policy”) in the form then prescribed by TLTA and in the amount of the Purchase Price, (ii) full, complete and legible copies of all instruments of record referred to in the Title Commitment and (iii) the Survey. The Title Commitment shall (i) be issued after the completion of the Survey and the Title Company’s review of said Survey, and (ii) use the metes and bounds description of the Property prepared by the surveyor to describe the property covered thereby. Schedules A and B of the Title Commitment shall show that Optionor’s title to the Property is in the condition required by Section 2.6 hereof and Schedule B of the Title Commitment shall contain no other exceptions other than the Permitted Exceptions (as defined in Section 2.7 hereof).

2.6 If the Title Commitment issued by the Title Company reflects any exceptions to Optionor’s title to the Property other than the Permitted Exceptions, Optionor shall have until twenty (20) days prior to the Closing Date in which to remove any such exceptions to title not waived by Optionee. If Optionor fails to remove any exceptions to Optionor’s title to the Property which are not Permitted Exceptions and are not waived by Optionee within such time period, Optionee shall have the option to either (i) give written notice to Optionor electing to terminate Optionee’s right to acquire the Property hereunder and receive a return of the Option Premium from Optionor or (ii) enforce specific performance of its right to acquire the Property hereunder, and, in any action to so enforce specific performance, Optionee shall also be entitled to recover all costs and expenses including reasonable attorney’s fees, incurred by Optionee in specifically enforcing the performance by Optionor of its obligations hereunder.

2.7 On the Closing Date, the Property shall be conveyed to Optionee by Special Warranty Deed (the “Deed”) conveying indefeasible title to the Property, free and clear of all mortgages, liens, encumbrances, leases, licenses, franchises, concession agreements, security interests, conveyances, conditions, restrictions, rights-of-way, easements, encroachments and other matters affecting title except only the Permitted Exceptions. As used herein, the term “Permitted Exceptions” shall mean and refer to (i) the matters more particularly described in Exhibit “B” to that certain Ground Lease for the Property of even date herewith by and between Optionor and Optionee, (ii) this Agreement, (iii) any matter caused by the act or omission of Optionee, and (iv) any other matter approved in writing by Optionee. At the Closing of this transaction, Optionor shall cause the Title Company to deliver to Optionee a Title Policy. Optionor shall also deliver to Optionee at the Closing a non-foreign person affidavit pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended. Contemporaneously with the delivery of the Deed and the Title Policy, the Purchase Price shall be paid to Optionor in cash.

Purchase Contract

Exhibit K - Option Agreement

2.8 Optionee shall bear the expense of the preparation of the Deed, the premium for the Title Policy, the cost of the Survey and tax certificates and Optionee’s attorneys’ fees and shall be responsible for all other costs and expenses of Closing. Optionee shall also pay Optionor’s attorneys’ fees incurred in connection with the sale. Rents and revenues under this Ground Lease for the year of Closing also shall be prorated between Optionor and Optionee as of the Closing Date. Possession of the Property, subject to the terms of the Lease to Optionee, shall be delivered to Optionee upon the payment by Optionee to Optionor of the Purchase Price and the consummation of the transaction provided for in this Agreement.

ARTICLE III

MISCELLANEOUS

3.1 The terms hereof shall extend to and be binding upon the respective heirs, legal representatives, successors and assigns of Optionor and Optionee, and Optionee shall have the right to assign this option and its rights to acquire the Property hereunder without the prior consent of Optionor.

3.2 If subsequent to the date of this Agreement, but prior to the Closing Date, condemnation proceedings are commenced with respect to any portion of the Property, then Optionee shall have the right to participate in such condemnation proceedings and any award in condemnation shall, at Optionee’s election on the Closing Date, become the property of Optionor and reduce the Purchase Price by the same amount or become the property of Optionee and the Purchase Price shall not be so reduced.

3.3 Time shall be of the essence of this Agreement. If the final day of any time period set out herein falls on a Saturday, Sunday, or a legal holiday under the laws of the State of Texas, then the time of such period shall be extended to the next day which is not a Saturday, Sunday, or a legal holiday under the laws of the State of Texas.

3.4 Any covenant or agreement to be performed by Optionor or Optionee after the Closing shall survive such Closing and shall not be merged into or waived by the instruments to be delivered at Closing.

3.5 The terms and provisions of this Option shall be construed under and in accordance with the laws of the State of Texas and all obligations of the parties are to be performed in Harris County, Texas.

3.6. Optionor agrees that Optionee may assign the Option and Optionee’s other rights hereunder to Apple Six Hospitality, Inc. or its assigns (the “Assignee”) pursuant to the Purchase Contract dated as of August     , 2004 (the “Purchase Contract”) between Optionee, as seller, and Assignee, as buyer. If the Assignee notifies Optionor that a default by Optionee has occurred under the Purchase Contract and that the Assignee has elected to exercise the Option, Optionor shall convey the Property to the Assignee in accordance with the terms and conditions of this Agreement.

Purchase Contract

Exhibit K – Option Agreement

3.7 Notwithstanding any other provision of this Ground Lease, Optionee may not exercise its right to purchase the Property under the terms of this Agreement unless the Option is being exercised in conjunction with an anticipated sale of the Property and improvements to an arm’s length third-party purchaser and the closing occurs concurrently with such sale; provided, however, that the foregoing provision shall not apply in the event the Assignee exercises the Option.

Executed on this the      day of                     , 2004.

MIDWAY ELDRIDGE HOTEL PARTNERS, L.P., a Texas limited partnership

By:	Midway Eldridge, Inc., a Texas corporation,
its sole general partner

By:
Name:
Title:

MIDWAY ELDRIDGE PARTNERS, L.P., a Texas limited partnership

By:	Midway Eldridge, Inc., a Texas corporation, its sole general partner

By:
Name:
Title:

Purchase Contract

Exhibit K - Option Agreement